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                                                                     Exhibit 5.1


                        [POLYONE CORPORATION LETTERHEAD]



                                  May 2, 2002


Securities and Exchange Commission
450 5th Street, N.W. Judiciary Plaza
Washington, D.C.  20549

       Re:      Registration Statement on Form S-4 filed by PolyOne Corporation
                ---------------------------------------------------------------

Ladies and Gentlemen:

         I am the Vice President, Chief Legal Officer and Secretary for PolyOne Corporation, an Ohio corporation (the "Company"), and have acted as such in connection with (i) the offer to exchange (the "Senior Note Exchange Offer") $1,000 principal amount at maturity of the Company's 8.875% Senior Notes due 2012 (the "Exchange Notes") for each $1,000 principal amount at maturity of the Company's outstanding 8.875% Senior Notes due 2012 (the "Private Notes") and
(ii) the preparation of the prospectus (the "Prospectus") contained in the registration statement on Form S-4 (the "Registration Statement") filed on May 2, 2002 with the Securities and Exchange Commission by the Company for the purpose of registering the Exchange Notes under the Securities Act of 1933 (the "Act"). The Private Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of April 23, 2002 (the "Indenture"), between the Company and The Bank of New York, as Trustee.

         In connection with the opinions expressed herein, I or attorneys under my supervision have examined such documents and records, including an examination of originals and copies certified or otherwise identified to our satisfaction, and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that:

                  (1) The Exchange Notes have been duly authorized.

                  (2) When the Exchange Notes, substantially in the form as set forth on an exhibit to the Indenture as filed as Exhibit 4.1 to the Registration Statement, have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and duly delivered in exchange for the Private Notes in accordance with the Senior Note Exchange Offer in the manner described in the Registration Statement, the Exchange Notes will be valid and binding obligations of the Company and will be entitled to the benefits of the Indenture.

         I am admitted to practice law in the State of New York and have been granted corporate status in the State of Ohio to perform legal services on behalf of the Company. My examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly my opinions herein are limited to, the laws of the State of New York, which are expressed to govern the Exchange Notes, and the Ohio General Corporation Law, including the applicable provisions of the Ohio Constitution and the reported judicial


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decisions interpreting such law. I express no opinion with respect to any other law of the State of Ohio or any other jurisdiction. I further express no opinion as to any state securities or blue sky laws.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to me under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                 Very truly yours,

                                                 /s/ Wendy C. Shiba

                                                 Wendy C. Shiba
                                                 Vice President, Chief Legal
                                                 Officer and Secretary